Exhibit 99.1

KB HOME
PRESS RELEASE

FOR IMMEDIATE RELEASE	For further information contact:
Kate Mulhearn, 310.231.4015 (Media)
kmulhearn@kbhome.com
Kelly Masuda, 310.231.4184
(Investors) kmasuda@kbhome.com

KB HOME ANNOUNCES OFFERING OF $350 MILLION SENIOR NOTES

LOS ANGELES, June 23, 2004 — KB Home (NYSE: KBH) announced today that it has priced $350 million aggregate principal amount of its 6 3/8% Senior Notes due 2011 in a private placement. The senior notes will be guaranteed by certain KB Home subsidiaries. The offering is expected to close on or about June 30, 2004, subject to customary closing conditions.

The notes will be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and non-U.S. persons purchasing in offshore transactions pursuant to Regulation S under the Securities Act. The senior notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of any offer to buy such senior notes, nor shall there be any sale of the senior notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. This press release is issued pursuant to and in accordance with Rule 135c under the Securities Act.